EXHIBIT 10.1


                         EMPLOYMENT AGREEMENT LION, INC.
                             (Randall D. Miles, CEO)


                  This Employment Agreement (this "Agreement") is made effective the 11th day of December, 2006 ("Effective Date"), by LION, Inc. ("Employer"), and Randall D. Miles ("Executive"), Employer's Chief Executive.


                                    RECITALS

         Employer desires Executive's employment with Employer, and Executive wishes to accept such employment, upon the terms and conditions set forth in this Agreement.

                                    AGREEMENT

         The parties, intending to be legally bound, agree as follows:

                                   DEFINITIONS

         For the purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1.

         "Basic  Compensation"  is defined as Salary and  Benefits  (see Section
3.1.1 and 3.1.2).

         "Bonus Compensation" is defined in Section 3.2.

         "Cause" is defined in Section 6.2

         "Confidential Information" is defined as the following information and materials in written, oral, magnetic, photographic, optical or other form and whether now existing or developed or created during the term of this Agreement which are proprietary to Employer and are highly sensitive in nature.

                  INFORMATION MARKED PROPRIETARY OR CONFIDENTIAL. All data, documents, materials, drawings and information in tangible form and marked "Proprietary" or "Confidential."

                  PRODUCTS. Any and all ideas, designs, inventions, discoveries, processes, methods, plans, concepts, methods, techniques, structures, specifications, design specifications, design notes, flow charts, documentation, technical and engineering data, laboratory studies, test results and any other information and materials, whether or not in tangible form, relating to Employer's operations.


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                  TRADE SECRETS. All Employer's trade secrets, as defined in the
Washington  Trade  Secrets  Law,  RCW  19.108  et  seq.  and  including  without limitation,  the specific terms of Employer's  relationships  or agreements with
significant  vendors  and  customers,   and  targeted  prospective  vendors  and
customers; Employer's customer list; and information concerning Employer's management, finance, marketing and business plans.

                  LEGAL RIGHTS. Patents, copyrights, trade secrets, trademarks, and service marks ("Intellectual Property"), including any documents containing information concerning such Intellectual Property.

                  THIRD PARTY INFORMATION. Any and all information and materials in Employer's possession or under its control from any other person or entity which Employer is obligated to treat as confidential or proprietary ("Third Party Information").

                  NOT GENERALLY KNOWN. Any and all information not generally known to the public or within the industries or trades in which Employer competes.

         "Effective Date" means the date stated in the first paragraph of the Agreement.

         "Employment Period" means the period beginning on the Effective Date and ending at 11:59 PM on December 31, 2009, or earlier if upon termination of Executive's employment pursuant to Section 6.

         "Person" is any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, or governmental body.

         "Post-Employment Period" is defined in Section 8.2.4.

         "Proprietary Items" is defined in Section 7.2.4.

         "Salary" is defined in Section 3.1.1.

         "Severance Benefit" is defined as continuation of, or payment to maintain, Executive's Basic Compensation, at the level Executive was receiving at the time of termination, for a period of six (6) months ("the Severance Period"). Salary will be paid during the Severance Period pursuant to Employer's payroll practices in effect on the date of Executive's termination. In order to be eligible to receive a Severance Benefit, Executive agrees that he must first sign a full waiver and release of claims against Employer and its directors, officers, employees, and affiliates.

         1.12     "Stock" is Common stock of LION, Inc.

                              EMPLOYMENT AND DUTIES

         EMPLOYMENT

         Employer  hereby  employs  Executive,   and  Executive  hereby  accepts
employment by Employer, upon the terms and conditions set forth in this Agreement.


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         TERM

         Subject to the provision of Section 6, the term of Executive's employment under this Agreement will be from the Effective Date until and including December 31, 2009.

         DUTIES

         Executive will have such duties as are assigned or delegated to Executive by the Board of Directors of Employer and will serve as Chief Executive Officer. Executive will devote his entire business, time, attention, skill, and energy exclusively to the business of Employer, will use his best efforts to promote the success of Employer's business, and will cooperate fully with the Board of Directors in the advancement of the best interests of Employer. If Executive is elected as a director of Employer or as a director or officer of any of its affiliates, Executive will fulfill his duties as such director or officer without additional compensation, and shall be deemed removed by automatic resignation from any and all such positions upon termination of his employment.

                                  COMPENSATION

         BASIC COMPENSATION

                  SALARY. Executive will be paid an annual salary of $250,000, subject to adjustment as provided below (the "Salary"), which will be payable in equal periodic installments according to Employer's customary payroll practices, but no less frequently than monthly. The Salary and Benefits (i.e. Basic Compensation), and Bonus Compensation will be reviewed by the Board of Directors not less frequently than annually.

                  3.1.2 BENEFITS. Executive will, during the Employment Period, be permitted to participate in such pension, profit sharing, bonus, life insurance, hospitalization, major medical, and other employee benefit plans of Employer that may be in effect from time to time, to the extent Executive is eligible under the terms of those plans (collectively, the "Benefits").

         BONUS COMPENSATION

         Effective with this Agreement, Employer shall grant Executive two million (2,000,000) stock options for its Stock, with vesting subject to Executive's employment with Employer and the conditions precedent (stock price milestones) set forth in the vesting schedule attached hereto as Exhibit A. For each stock price milestone to be satisfied, the underlying closing stock price must average the goal price for a twenty (20) day trailing trading period. All such options, once vested, must be exercised, if at all, in accordance with Employer's stock plan, including all deadlines for any such exercise, with the exception that if Executive's employment with Employer is terminated for any reason other than "Cause for Employer" then Executive shall have a period of six
(6) months following Executive's termination of employment to exercise vested options eligible for exercise. If all two million (2,000,000) stock options granted pursuant to this Section vest before December 31, 2009, Employer's Compensation Committee shall meet for purposes of determining an additional



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stock option grant for  Executive,  guided by then existing  stock option grants for chief executive officers of similarly situated companies, overall Employer performance, and future economic prognosis. The maximum value of any such stock option grant shall not exceed the maximum realized and/or potential economic value of the two million (2,000,000) options previously granted, as of the date of the grant of the last tier of eight hundred thousand (800,000) options referenced in Exhibit A. In the event of a Change in Control as defined in
Section 6.3.6, remaining unvested options granted to Executive shall immediately vest, provided that such immediate vesting shall be limited to a maximum of one million (1,000,000) options.


                             FACILITIES AND EXPENSES
         GENERAL

         Employer will furnish Executive office space, equipment, supplies, and such other facilities and personnel as Employer deems necessary or appropriate for the performance of Executive's duties under this Agreement. Employer will pay on behalf of Executive (or reimburse Executive for) reasonable expenses incurred by Executive at the request of, or on behalf of, Employer in the performance of Executive's duties pursuant to this Agreement, and in accordance with Employer's policies. Executive must file expense reports with respect to such expenses in accordance with Employer's policies.

         BUSINESS EXPENSES

         Employer shall reimburse Executive for all reasonable, ordinary and necessary business expenses incurred by Executive in the performance of his duties and the promotion of the Employer's business.

         CELLULAR PHONE

         Employer will pay for and provide Executive with a cellular phone, phone service and wireless connectivity device for business use if so requested by the Executive.

                             VACATIONS AND HOLIDAYS

         Executive will be entitled to vacation each calendar year in accordance with the vacation policies of Employer in effect for its employee officers from time to time, in any event not less than four (4) weeks vacation a year. Vacation must be taken by Executive at such time or times as approved by the Board of Directors. Executive will also be entitled to the paid holidays set forth in Employer's policies. Vacation days and holidays during any calendar year that are not used by Executive during such calendar year may not be used in any subsequent calendar year without Employer's prior written consent.



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                                   TERMINATION

         EVENTS OF TERMINATION

         This Agreement, the Employment Period, Executive's Salary and Benefits and any and all other rights of Executive under this Agreement or otherwise as an employee of Employer will terminate (except as otherwise provided in this Section 6) on the earliest of:

                  the death or Permanent Disability of Executive;

                  written notice by Executive;

                  written notice by Employer; or

                  For Cause (as defined in Section 6.2), immediately upon notice from Employer to Executive, or Executive to Employer, as applicable.

         DEFINITION OF "FOR CAUSE"

         For purposes of Section 6.2, "Cause for Employer" shall mean any of the following: (i) Executive's theft, dishonesty, or falsification of Employer's documents or records; (ii) Executive's participation in a fraud or act of dishonesty against Employer; (iii) any action taken in bad faith by Executive which has a detrimental effect on Employer's reputation or business; (iv) Executive's willful failure or inability to perform any reasonable assigned duties that is not remedied by Executive within forty five (45) days of written notice of such failure or inability from Employer; (v) Executive's unremedied material breach of this Agreement after receipt of the written notice discussed above, or any violation of Employer's written policies constituting gross intentional misconduct adversely and demonstrably affecting Employer's business or reputation; (vi) Executive's conviction (including any plea of guilty or NOLO CONTENDERE) of any felony or crime involving dishonesty, moral turpitude, or theft; (vii) material failure by Executive to comply with applicable laws or governmental regulations with respect to Employer's operations or the performance of Executive's duties; or (viii) any intentional act of unlawful sexual or other harassment in violation of Title VII of the Civil Rights Act of 1964 (as amended) or analogous state law.

         For purposes of Section 6.2, "Cause for Executive" shall mean any one of the following events which occurs without Executive's consent: (i) any reduction of Executive's then existing compensation or benefits, except to the extent that such compensation of all other senior executives of Employer is equally reduced; (ii) any material diminution of Executive's duties, responsibilities, authority, reporting structure, titles or offices provided Executive gives Employer written notice of such material diminution and it is not remedied by Employer within forty five (45) days of receipt of such notice;
(iii) any material breach by Employer of its obligations under this Agreement that is not remedied by Employer within forty five (45) days of written notice of such breach from Executive; (iv) another entity or person becoming the majority owner through a hostile takeover of Employer; (v) a slate of directors is elected, a majority of which were not recommended by the existing directors and management prior to the vote; or (vi) any request that Executive relocate to a work site that would increase Executive's one-way commute distance by more than fifty (50) miles from Executive's then principal residence.


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         For  purposes of Section  6.2,  "Permanent  Disability"  shall mean the incapacity or inability of Executive to perform substantially all of his required duties, in the reasonable opinion of a qualified physician (mutually acceptable to Executive and Employer), for a period of ninety (90) consecutive days, due to a physical or mental illness or incapacity, and such qualified physician reasonably determines that it is unlikely that Executive will be able to return to full performance of Executive's duties within thirty (30) days thereafter.

         TERMINATION PAY

         Effective upon the termination of this Agreement, Employer will be obligated to pay Executive only such compensation as is provided in this Section 6.3, and in lieu of all other amounts and in settlement and complete release of all claims Executive may have against Employer.

                  6.3.1 TERMINATION BY EMPLOYER FOR CAUSE OR TERMINATION BY EXECUTIVE OTHER THAN FOR CAUSE. If Employer terminates this Agreement for Cause, or Executive terminates this Agreement other than for Cause, Executive will be entitled to receive his Salary only through the date such termination is effective.

                  6.3.2 TERMINATION UPON DEATH OR PERMANENT DISABILITY. If this Agreement is terminated because of Executive's death or permanent disability, Executive will be entitled to receive his Salary through the end of the calendar month in which his death or Permanent Disability termination occurs, plus a Severance Benefit.

                  6.3.3 TERMINATION BY EMPLOYER OTHER THAN FOR CAUSE. If Employer terminates this Agreement other than for Cause, Employer will pay Executive his Salary through the end of the calendar month in which such termination occurs. Employer will also pay the Severance Benefit, provided Executive first signs a full waiver and release of claims against Employer and its directors, officers, employees, and affiliates.

                  6.3.4 TERMINATION BY EXECUTIVE FOR CAUSE. If the Executive terminates this Agreement for Cause, the Employer will pay Executive his Salary through the end of the calendar month in which such termination occurs. Employer will also pay the Severance Benefit, provided Executive first signs a full waiver and release of claims against Employer and its directors, officers, employees, and affiliates.

                  6.3.5 BENEFITS. Executive's accrual of, or participation in plans providing for benefits will cease at the effective date of the termination of this Agreement, and Executive will be entitled to accrued Benefits pursuant to such plans only as provided in such plans. Following Executive's termination, Executive has the right to continue coverage under the Company's group health plans as provided by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), provided the Executive makes a timely election for such continued coverage. Executive agrees that the continuation of his Benefits pursuant to Section 1.11 and Section 6.3.3 or 6.3.4 of this Agreement shall not extend the maximum coverage period available under COBRA, and that Executive must timely elect COBRA coverage in order for such group health plan coverage to extend beyond the Severance Period.


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                  6.3.6 CHANGE IN CONTROL.  If Executive  is  terminated  by the
Employer other than for Cause, or terminates this Agreement for Cause, at any time within one (1) year of a Change in Control, then Executive shall be entitled to payment of the Severance Benefit, unless Executive is entitled to a greater termination payment under any other agreement. A "Change in Control" shall mean as defined in Section 409A((a)(2)(A)(v) of the Internal Revenue Code of 1986, as amended, and the regulations issued thereunder. In order to be eligible to receive payment pursuant to this Section, Executive agrees that he must first sign a full waiver and release of claims against Employer, its directors, officers, employees, and affiliates.

                  6.3.7 CODE SECTION 409A. If any provision of this Agreement (or of any award of compensation) would cause the Executive to incur any additional tax or interest under Section 409A of the Internal Revenue Code ("Code") or any regulations or Treasury guidance promulgated thereunder, the Company shall, after consulting with the Executive, reform such provision to comply with Code Section 409A; provided that the Company agrees to maintain, to the maximum extent practicable, the original intent and economic benefit to the Executive of the applicable provision without violating the provisions of Code
Section 409A.

Notwithstanding any provision of this Agreement to the contrary, if Executive is deemed on the date of termination to be a "specified employee," within that term's meaning under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit required to be delayed in compliance with Code
Section 409A(a)(2)(B), such payment or benefit shall not be made or provided (subject to the last sentence hereof) prior to the earlier of (i) the expiration of the six (6) month period measured from the date of Executive's "separation from service" (as such term is defined in Treasury regulations issued under Code
Section 409A) or (ii) the date of his death (the "Deferral Period"). Upon the expiration of the Deferral Period, all payments due Executive under this Agreement that would have been paid during the Deferral Period if Executive was not a specified employee shall be paid in a lump sum within thirty (30) days, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein. Notwithstanding the foregoing, to the extent that this paragraph applies to the provision of any ongoing welfare benefits to Executive, the Executive shall pay the full cost of premiums for such welfare benefits during the Deferral Period and the Company shall pay the Executive an amount equal to the amount of such premiums paid by the Executive during the Deferral Period promptly after its conclusion.

                             NON-DISCLOSURE COVENANT

         ACKNOWLEDGMENTS BY THE EXECUTIVE

         Executive acknowledges that (a) during the Employment Period and as a part of his employment, Executive will be afforded access to Confidential Information; (b) public disclosure of such Confidential Information could have an adverse effect on Employer and its business; and (c) the provisions of this
Section 7 are reasonable and necessary to prevent the improper use or disclosure of Confidential Information.


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         AGREEMENTS OF THE EXECUTIVE

         In consideration of the compensation and benefits to be paid or provided to Executive by Employer under this Agreement, Executive covenants as follows:

                  During and following the Employment Period, Executive will hold in confidence the Confidential Information and will not disclose it to any person except with the specific prior written consent of Employer or except as otherwise expressly permitted by the terms of this Agreement.

                  Any trade secrets of Employer will be entitled to all of the protections and benefits under Washington trade secret law, RCW 19.108 et seq., and any other applicable law. If any information that Employer deems to be a trade secret is found by a court of competent jurisdiction not to be a trade secret for purposes of this Agreement, such information will, nevertheless, be considered Confidential Information for purposes of this Agreement. Executive hereby waives any requirement that Employer submit proof of the economic value of any trade secret or post a bond or other security.

                  None of the foregoing obligations and restrictions applies to any part of the Confidential Information that Executive demonstrates was or became generally available to the public other than as a result of a disclosure by Executive.

                  Executive will not remove from Employer's premises (except to the extent such removal is for purposes of the performance of Executive's duties at home or while traveling, or except as otherwise specifically authorized by Employer) any document, record, notebook, plan, model, component, device, or computer software or code, whether embodied in a disk or in any other form (collectively, the "Proprietary Items"). Executive recognizes that, as between Employer and Executive, all of the Proprietary Items, whether or not developed by Executive, are the exclusive property of Employer. Upon termination of this Agreement by either party, or upon the request of Employer during the Employment Period, Executive will return to Employer all of the Proprietary Items in Executive's possession or subject to Executive's control, and Executive shall not retain any copies, abstracts, sketches, or other physical embodiment of any of the Proprietary Items.

         DISPUTES OR CONTROVERSIES

         Executive recognizes that should a dispute or controversy arising from or relating to this Agreement be submitted for adjudication to any court, arbitration panel, or other third party, the preservation of the secrecy of Confidential Information may be jeopardized. All pleadings, documents, testimony, and records relating to any such adjudication will be maintained in secrecy and will be available for inspection by Employer, Executive, and their respective attorneys and experts, who will agree, in advance and in writing, to receive and maintain all such information in secrecy, except as may be limited by them in writing.


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                      NON-COMPETITION AND NON-INTERFERENCE

         ACKNOWLEDGMENTS BY THE EXECUTIVE

         Executive acknowledges that: (a) the services to be performed by him under this Agreement are of a special, unique, unusual, extraordinary, and intellectual character; (b) Employer competes with other businesses that are or could be located in any part of the world; and (c) the provisions of this
Section 8 are reasonable and necessary to protect Employer's business.

         Executive acknowledges that the products or activities and services of the Employer include, but are not limited to, the acquisition, assemblence, marketing and sales of Employer's products and services, including industry web site development and hosting, rate and fee content information from lenders for mortgage brokers, and Internet-based technology solutions for mortgage brokers and lenders. Executive further acknowledges that the products, activities, and services of the Employer may expand during Executive's term of employment, and that the provisions of this Section 8 apply to all products, activities, and services of Employer in effect at the time of Executive's termination.

         COVENANTS OF THE EXECUTIVE

         In consideration of the acknowledgments by Executive, and in consideration of the compensation and benefits to be paid or provided to Executive by Employer, Executive covenants that he will not, directly or indirectly:

                  During the Employment Period, except in the course of his employment hereunder, engage or invest in, own, manage, operate, finance, control, or participate in the ownership, management, operation, financing, or control of, be employed by, associated with, or in any manner connected with, lend Executive's name or any similar name to, lend Executive's credit to or render services or advice to, any business whose products or activities compete in whole or in part with the products or activities of Employer anywhere within the United States; provided, however, that Executive may purchase or otherwise acquire up to (but not more than) one percent of any class of securities of any enterprise (but without otherwise participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934;

                  Whether for Executive's own account or for the account of any other person, at any time during the Employment Period and the Post-Employment Period, solicit business of the same or similar type being carried on by Employer, from any person known by Executive to be a customer of Employer, whether or not Executive had personal contact with such person during and by reason of Executive's employment with Employer;

                  Whether for Executive's own account or the account of any other person (a) at any time during the Employment Period and the Post-Employment Period, solicit, employ, or otherwise engage as an employee, independent contractor, or otherwise, any person who is an employee of Employer or in any manner induce or attempt to induce any employee of Employer to terminate his employment with Employer; or (b) at any time during the Employment Period and the Post Employment Period, interfere with Employer's relationship



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with any  person,  including  any person who at any time  during the  Employment
Period was an employee, contractor, supplier, or customer of Employer; or

                  At any time during or after the Employment Period, disparage Employer or any of its shareholders, directors, officers, employees, or agents.

         For purposes of this Section 8.2, the term "Post-Employment Period" means the six (6) month period beginning on the date of termination of Executive's employment with Employer.

         If any covenant in this Section 8.2 is held to be unreasonable, arbitrary, or against public policy, such covenant will be considered to be divisible with respect to scope, time, and geographic area, and such lesser scope, time, or geographic area, or all of them, as a court of competent jurisdiction may determine to be reasonable, not arbitrary, and not against public policy, will be effective, binding, and enforceable against Executive.

         The period of time applicable to any covenant in this Section 8.2 will be extended by the duration of any violation by Executive of such covenant.

         Executive will, while the covenant under this Section 8.2 is in effect, give notice to Employer, within ten (10) days after accepting any other employment, of the identity of Executive's employer. Employer may notify such employer that Executive is bound by this Agreement and, at Employer's election, furnish such employer with a copy of this Agreement or relevant portions thereof.

                               GENERAL PROVISIONS

         INJUNCTIVE RELIEF AND ADDITIONAL REMEDY

         Executive acknowledges that the injury that would be suffered by Employer as a result of a breach of the provisions of this Agreement (including any provision of Sections 7 and 8) would be irreparable and that an award of monetary damages to Employer for such a breach would be an inadequate remedy. Consequently, Employer will have the right, in addition to any other rights it may have, to obtain injunctive relief to restrain any breach or threatened breach or otherwise to specifically enforce any provision of this Agreement. Without limiting Employer's rights under this Section 9 or any other remedies of Employer, if Executive breaches any of the provisions of Section 7 or 8, Employer will have the right to cease making any payments otherwise due to Executive under this Agreement.

         COVENANTS OF SECTIONS 7 AND 8 ARE ESSENTIAL AND INDEPENDENT COVENANTS

         The covenants by Executive in Sections 7 and 8 are essential elements of this Agreement, and without Executive's agreement to comply with such covenants, Employer would not have entered into this Agreement or employed Executive. Executive has independently consulted his counsel and has been advised in all respects concerning the reasonableness and propriety of such covenants, with specific regard to the nature of the business conducted by Employer.

         Executive's covenants in Sections 7 and 8 are independent covenants and the existence of any claim by Executive against Employer under this Agreement or otherwise, will not excuse Executive's breach of any covenant in Section 7 or 8.

         If Executive's employment hereunder expires or is terminated, this Agreement will continue in full force and effect as is necessary or appropriate to enforce the covenants and agreements of Executive in Sections 7 and 8.

         REPRESENTATIONS AND WARRANTIES BY THE EXECUTIVE

         Executive represents and warrants to Employer that the execution and delivery by Executive of this Agreement do not, and the performance by Executive of Executive's obligations hereunder will not, with or without the giving of notice or the passage of time, or both: (a) violate any judgment, writ, injunction, or order of any court, arbitrator, or governmental agency applicable to Executive; or (b) conflict with, result in the breach of any provisions of or the termination of, or constitute a default under, any agreement to which Executive is a party or by which Executive is or may be bound.

         OBLIGATIONS CONTINGENT ON PERFORMANCE

         The obligations of Employer hereunder,  including its obligation to pay
the   compensation   provided  for  herein,   are  contingent  upon  Executive's
performance of Executive's obligations hereunder.

         WAIVER

         The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by either party in exercising any right, power, or privilege under this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement.

         BINDING EFFECT; DELEGATION OF DUTIES PROHIBITED

         This Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective successors, assigns, heirs, and legal representatives, including any entity with which Employer may merge or consolidate or to which all or substantially all of its assets may be transferred. The duties and covenants of Executive under this Agreement, being personal, may not be delegated.

         NOTICES

         All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by facsimile (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a party may designate by notice to the other parties):

         If to Executive:

         Randall D. Miles
         751 20th Av E
         Seattle, WA 9811
         Telephone No.: (206) 322- 5240

or to such other addresses and faxes as the parties may from time to time designate in writing.

         If to Employer:

         Board of Directors
         LION, Inc.
         4700-42nd Ave. SW, Suite 430
         Seattle, WA 98116
         Telephone No.: (206) 577-1440

or to such other addresses and telephone numbers as the Employer may from time to time designate in writing.

         ENTIRE AGREEMENT; AMENDMENTS

         This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, between the parties hereto with respect to the subject matter hereof, provided, however, that any prior or contemporaneous agreements between the parties concerning confidentiality, intellectual property, inventions, non-competition, and/or non-solicitation shall remain in full force and effect if and to the extent that they provide greater protection to Employer. This Agreement may not be amended orally, but only by an agreement in writing signed by the parties hereto.

         ARBITRATION

         Except  when  injunctive  relief is sought  pursuant  to  Section  9.1,
Employer  and   Executive   shall  settle  any  and  all  claims,   disputes  or
controversies arising out of or relating to Executive's candidacy for employment, employment and/or cessation of employment with Employer, exclusively by final and binding arbitration before a single neutral Arbitrator. Such claims include claims under federal, state and local statutory or common law; wrongful termination; claims for wages, including, but not limited to, claims under the Fair Labor Standards Act, Washington Minimum Wage Act, or other state equivalent; breach of public policy; claims of discrimination or harassment, including, but not limited to, claims under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act, the Washington Law Against Discrimination, and any other state or local discrimination laws. The arbitration shall be submitted to the American Arbitration Association, and it shall be conducted in Seattle, Washington in accordance with the Commercial Dispute Resolution Procedures then in effect. Judgment upon the award rendered may be entered only in King County Superior Court.

         GOVERNING LAW

         This Agreement will be governed by the laws of the State of Washington without regard to conflicts of laws principles.

         JURISDICTION

         Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against either of the parties in the courts of the State of Washington, County of King, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on either party anywhere in the world.

         SECTION HEADINGS, CONSTRUCTION

         The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement unless otherwise specified. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

         SEVERABILITY

         If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

         DRAFTSMANSHIP

         There shall be no presumption of draftsmanship in the preparation or execution of this Agreement.

         COUNTERPARTS

         This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

         IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date above first written above.

EMPLOYER:                                EXECUTIVE:




--------------------------------------   ---------------------------------------
Griffith J. Straw,                       Randall D. Miles
Director, Chairman of
Compensation Committee

                                    EXHIBIT A
                         (STOCK OPTION VESTING SCHEDULE)


                                                             Vesting
    Option Vesting Schedule              Shares              Trigger
-------------------------------    -----------------     ----------------

                                     200,000             $        0.40
                                     400,000             $        0.50
                                     600,000             $        0.65
                                     800,000             $        0.80
                                   ---------------

 Total Option Grant                  2,000,000
                                   ===============





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